Financial Contact:	Amy Giuffre (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON ANNOUNCES 2008 SECOND QUARTER RESULTS

        Milwaukee, Wis., July 17, 2008 — Harley-Davidson, Inc. (NYSE: HOG) today announced its results for the second quarter ended June 29, 2008. Revenue for the quarter was $1.57 billion compared to $1.62 billion in the year ago quarter, a 2.9 percent decrease. Net income was $222.8 million compared to $290.5 million in the year ago quarter, a decrease of 23.3 percent. Second quarter diluted earnings per share (EPS) were $0.95, a 16.7 percent decrease compared to last year’s $1.14.

        “During the second quarter we shipped 80,326 Harley-Davidson® motorcycles to our dealers and distributors around the world. While this result exceeds our guidance range of 76,000 to 80,000 units for the quarter, it is a decrease of 15.6 percent from the year-ago period. This decrease reflects the impact of the shipment reduction we announced April 17th in response to ongoing weakness in the U.S. economy,” said Jim Ziemer, Chief Executive Officer of Harley-Davidson, Inc.

        “We expect U.S. economic conditions and ongoing consumer concerns to continue to create challenges at least through the end of the year,” said Ziemer. “We believe the actions we took to reduce shipments to our U.S. dealers and our related workforce reduction position us appropriately for the current economic environment. I am confident about our future as we continue to manage and reinvest in the business for the long-term.”

        “Last week, we announced our planned acquisition of the MV Agusta Group and celebrated the grand opening of the Harley-Davidson Museum. Next Tuesday, we introduce our exciting new 2009 motorcycles. A month from today, we kick off our 105th Anniversary Celebration with the launch of the first of 105 motorcycle rides to Milwaukee from around the U.S. These are just some of the ways we are positioning the Company for the future, strengthening bonds with current customers and reaching out to new customers,” Ziemer said.

        The Company expects to ship between 74,000 and 78,000 Harley-Davidson motorcycles during the third quarter of 2008. For the full year of 2008, Harley-Davidson still plans to ship between 303,500 and 307,500 units. The Company continues to expect full-year EPS of $3.00 to $3.18, a decrease of 15 to 20 percent compared to 2007.

Motorcycles and Related Products Segment – Second Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.19 billion, a decrease of $67.0 million or 5.3 percent versus the same period last year. Shipments of Harley-Davidson motorcycles totaled 80,326 units, a decrease of 14,791 units or 15.6 percent compared to last year’s second quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $265.7 million, an increase of $2.3 million or 0.9 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $76.8 million, an increase of $4.1 million or 5.6 percent over the year-ago quarter.

        Gross margin for the second quarter of 2008 was 35.7 percent of revenue compared to 37.4 percent for the second quarter last year. Second quarter operating margin decreased to 20.1 percent from 23.9 percent in the second quarter of 2007. The Company’s gross and operating margins were adversely impacted this quarter by the shipment volume reduction.

Motorcycle Retail Sales Data

        During the second quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 3.6 percent compared to the prior year second quarter. In the U.S., retail sales of Harley-Davidson motorcycles decreased 8.7 percent for the quarter. The heavyweight motorcycle market in the U.S. increased 0.8 percent for the same period.

        Retail sales of Harley-Davidson motorcycles grew 11.2 percent in international markets during the second quarter of 2008 compared to the second quarter of 2007. Second quarter retail sales increased 8.7 percent in Canada; the Europe Region was up 9.0 percent; the Asia Pacific Region was up 7.3 percent; and the Latin America Region was up 67.1 percent.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported second quarter operating income of $37.1 million, a decrease of $28.1 million or 43.0 percent compared to the year-ago quarter. The decrease is primarily due to a $19.5 million reduction in securitization gain and a $6.3 million write-down of retained securitization interests. Last year’s second quarter benefited from a $950 million securitization transaction compared to no securitization transaction during the second quarter of 2008.

Income Tax Rate

        The Company’s second quarter effective income tax rate was 36.0 percent compared to 35.5 percent in the same quarter last year. This increase was due to the expiration of the federal research and development tax credit as of December 31, 2007. Assuming the retroactive reinstatement of this tax credit, the Company expects its full year effective tax rate in 2008 will be 35.5 percent.

Harley-Davidson, Inc. — Six Month Results

        For the first six months of 2008, revenue totaled $2.88 billion, a 2.9 percent increase over the year-ago period. Earnings per share were $1.74, a decrease of 7.9 percent compared to the same period last year.

        Through the first six months of this year, shipments of Harley-Davidson motorcycles were 152,194 units, a 6.6 percent decrease compared to last year’s 162,878 units. Harley-Davidson motorcycle revenue was $2.20 billion, up 2.7 percent compared to last year’s $2.15 billion. P&A revenue totaled $447.6 million, a 0.9 percent decrease from last year’s $451.6 million. General Merchandise revenue totaled $160.8 million, an 8.0 percent increase compared to $148.8 million during the same period in 2007.

        HDFS operating income was $72.1 million, a 42.0 percent decrease from last year’s $124.1 million.

Cash Flow

        Cash and marketable securities totaled $803.9 million as of June 29, 2008. Cash used by operations was $39.0 million during the first six months of 2008 compared to $1.06 billion of cash provided during the first half of 2007. This decrease in cash flows from operations was a result of net proceeds from securitization being $1.27 billion less than the same period in 2007. During the first half of 2008, HDFS funded a greater percentage of its business with proceeds from commercial paper and medium term notes than in the same period last year. Capital expenditures were $99.6 million during the first six months of 2008. For the full year of 2008, capital expenditures are expected to be between $235 million and $250 million.

Stock Repurchase

        The Company repurchased 1.3 million shares of its common stock at a cost of $50.0 million during the second quarter of 2008. On June 29, 2008, the Company had 235.3 million shares of common stock outstanding.

        As of June 29, 2008, there were 19.3 million shares remaining on a board-approved share repurchase authorization. An additional board-approved share repurchase authorization is in place to offset option exercises.

Bank Credit Facilities

        On July 16, 2008, Harley-Davidson, Inc. and Harley-Davidson Financial Services entered into new bank credit facilities totaling $1.9 billion which replace existing bank credit facilities of $1.7 billion. The new facilities are comprised of a $950 million, 364-day facility and a $950 million, 3-year facility.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell) and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight motorcycles and offers a line of motorcycle parts, accessories, general merchandise and related services. HDMC manufactures five families of motorcycles: Touring, Dyna®,Softail ®, Sportster ® and VRSC™. Buell produces premium sport performance motorcycles and offers a line of motorcycle parts, accessories, and apparel. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers, (vii) continue to develop the capabilities of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) manage access to reliable sources of capital and adjust to fluctuations in the cost of capital, (xi) adjust to regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes, (xii) anticipate consumer confidence in the economy, (xiii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xiv) retain and attract talented employees, (xv) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation and (xvi) implement and manage enterprise-wide information technology solutions and secure data contained in those systems. Assuming the agreement to purchase MV Agusta Group is consummated in a timely manner, Harley-Davidson may have challenges successfully integrating and profitably operating it.

        In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Net revenue	$1,572,569	$1,620,218	$2,878,882	$2,799,093
Gross profit	561,924	605,167	1,038,061	1,028,213
Operating expenses	245,841	218,641	460,374	406,444

Operating income from motorcycles & related products	316,083	386,526	577,687	621,769
Financial services income	106,840	112,330	200,129	221,493
Financial services expense	69,693	47,121	128,075	97,347

Operating income from financial services	37,147	65,209	72,054	124,146
Corporate expenses	7,367	6,532	12,825	11,471

Income from operations	345,863	445,203	636,916	734,444
Investment income, net	2,240	5,164	4,282	14,079

Income before provision for income taxes	348,103	450,367	641,198	748,523
Provision for income taxes	125,316	159,877	230,830	265,723

Net income	$222,787	$290,490	$410,368	$482,800

Earnings per common share:
Basic	$0.95	$1.15	$1.74	$1.89
Diluted	$0.95	$1.14	$1.74	$1.89
Weighted-average common shares:
Basic	235,067	253,155	236,067	255,240
Diluted	235,314	254,017	236,277	256,087
Cash dividends per common share	$0.33	$0.25	$0.63	$0.46

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) June 29, 2008	December 31, 2007	(Unaudited) July 1, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$803,400	$402,854	$416,084
Marketable securities	524	2,475	307,347
Accounts receivable, net	290,139	181,217	163,369
Finance receivables held for sale	1,617,817	781,280	381,927
Finance receivables held for investment, net	1,246,325	1,575,283	1,318,025
Inventories	341,396	349,697	344,969
Other current assets	206,624	174,508	122,342

Total current assets	4,506,225	3,467,314	3,054,063
Finance receivables held for investment, net	934,534	845,044	817,027
Other long-term assets	1,342,994	1,344,248	1,250,504

	$6,783,753	$5,656,606	$5,121,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$841,263	$785,124	$872,283
Current portion of finance debt	927,934	1,119,955	204,817

Total current liabilities	1,769,197	1,905,079	1,077,100
Finance debt	2,050,000	980,000	975,000
Postretirement healthcare benefits	205,848	192,531	205,767
Other long-term liabilities	225,871	203,505	205,883
Total shareholders’ equity	2,532,837	2,375,491	2,657,844

	$6,783,753	$5,656,606	$5,121,594

Note: On January 1, 2008 the Company recorded a reduction to shareholders’ equity of $18.1 million ($11.2 million, net of tax) to adopt provisions of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” that require sponsors of defined benefit pension and postretirement plans to measure the funded status of those plans as of the date of the year-end statement of financial position.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 29, 2008	July 1, 2007
Net cash (used by) provided by operating activities	$(39,016)	$1,062,455
Cash flows from investing activities:
Capital expenditures	(99,597)	(86,016)
Finance receivables held for investment, net	(73,365)	(70,128)
Collection of retained securitization interests	18,607	43,241
Net change in marketable securities	2,019	352,477
Other, net	1,193	3,582

Net cash (used by) provided by investing activities	(151,143)	243,156
Cash flows from financing activities:
Proceeds from issuance of medium term notes	993,550	--
Net decrease in finance-credit
facilities and commercial paper	(116,621)	(535,990)
Dividends	(148,591)	(116,650)
Purchase of common stock for treasury	(150,134)	(491,103)
Excess tax benefits from share-based payments	252	2,932
Issuance of common stock under employee
stock option plans	736	20,621

Net cash provided by (used by) financing activities	579,192	(1,120,190)
Effect of exchange rate changes on cash
and cash equivalents	11,513	(7,734)
Net increase in cash and cash equivalents	400,546	177,687
Cash and cash equivalents:
At beginning of period	402,854	238,397

At end of period	$803,400	$416,084

Net Revenue and Motorcycle
Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,187,146	$1,254,163	$2,204,364	$2,145,681
Buell® motorcycles	41,518	28,613	63,593	50,268
Parts & Accessories	265,665	263,373	447,607	451,608
General Merchandise	76,790	72,714	160,796	148,826
Other	1,450	1,355	2,522	2,710

	$1,572,569	$1,620,218	$2,878,882	$2,799,093

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	51,449	67,951	99,275	116,691
International	28,877	27,166	52,919	46,187

Total	80,326	95,117	152,194	162,878

Motorcycle product mix:
Touring	25,248	34,671	51,683	56,473
Custom	41,922	39,320	70,994	70,088
Sportster®	13,156	21,126	29,517	36,317

Total	80,326	95,117	152,194	162,878

BUELL UNITS
Motorcycle shipments:
Buell	4,072	3,179	6,464	5,737

Retail Sales of Harley-Davidson Motorcycles
Year to Date June

	2008	2007
North America Region
United States	130,437	145,282
Canada	10,870	9,578

Total North America Region	141,307	154,860
Europe Region (Includes Middle East and Africa)
Europe*	25,803	24,293
Other	2,477	1,755

Total Europe Region	28,280	26,048
Asia Pacific Region
Japan	6,805	6,220
Other	5,412	4,660

Total Asia Pacific Region	12,217	10,880
Latin America Region	4,258	2,648

Total Worldwide Retail Sales	186,062	194,436

Data Source (subject to update)
Data source for all 2007 and 2008 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

* Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data
Data Through Month Indicated

	2008	2007
United States[1] (June)	294,141	307,755
Europe[2] (May)	212,627	205,041

1 - United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party.

2 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency.